Exhibit 99.1

Sienna Biopharmaceuticals Successfully Completes Maximal Use Safety Study of SNA-120

in Patients with Itch Associated with Psoriasis

— SNA-120, a new chemical entity derived from the company’s Topical by Design™ platform, was well tolerated with minimal to no detectable systemic exposure

— Vast majority of psoriasis patients suffer from itch, yet there are no FDA-approved topical therapies for chronic use in itch

— Phase 2b topline data expected in first quarter of 2019

WESTLAKE VILLAGE, Calif., July 24, 2018 – Sienna Biopharmaceuticals, Inc. (NASDAQ:SNNA), a clinical-stage medical dermatology and aesthetics company, today announced results from a Phase 1b maximal use (MUse) pharmacokinetic (PK) and safety study of SNA-120 (pegcantratinib), a Phase 2b drug candidate being evaluated as a topical, nonsteroidal therapy to treat itch (pruritus) associated with psoriasis. SNA-120 is a topical tropomyosin receptor kinase A (TrkA) inhibitor that blocks nerve growth factor (NGF) signaling, which plays an important role in the pathogenesis of itch and psoriasis.

SNA-120 was developed using Sienna’s Topical by Design™ platform, which yields new chemical entities designed to deliver high local drug concentration in the target tissue and minimal to no systemic exposure for patients. SNA-120 directly targets the peripheral itch pathway in the psoriatic plaque.

The multicenter, open-label, Phase 1b study evaluated the PK and safety of 0.5 percent SNA-120 administered topically twice daily (BID) for four weeks. Circulating plasma levels of SNA-120 were measured in a total of 30 male and female subjects 18 years or older who had moderate to severe itch associated with moderate to severe psoriasis covering 20 percent or more body surface area.

The study, using an assay five times more sensitive than previously available, demonstrated minimal to no detectable systemic exposure after BID topical application of SNA-120 under maximal use conditions, with no accumulation of SNA-120 in the plasma. There were no associated clinically relevant changes in overall safety parameters (eg, laboratory assessments, vital signs and electrocardiograms [QTc duration]). A total of nine subjects reported 12 adverse events (AEs), only one of which was deemed related to the study drug and which was categorized as mild pruritus. Additionally, there were no dermal tolerability issues, no subject discontinuations due to an AE and no severe AEs or serious AEs (SAEs).

Improvements in pruritus and psoriasis were observed in exploratory efficacy analyses. For example, in a post hoc analysis, approximately 57 percent of subjects had at least a 4-grade improvement in the Itch Numeric Rating Scale (I-NRS). However, these efficacy data should be interpreted with caution, as this was a small, four-week study in patients with high body surface area involved (20 percent or greater) and no vehicle comparator.

“These results add to our overall understanding of the safety profile of SNA-120, and are consistent with results from our previous clinical studies with this molecule,” said Paul F. Lizzul, MD, PhD, Chief Medical Officer of Sienna Biopharmaceuticals. “At Sienna, we are putting our full weight behind solving itch and offering safe, innovative solutions for inflammatory skin diseases. We are taking a patient-centric approach to the treatment of psoriasis, recognizing there is more to psoriasis than meets the eye. We believe a non-steroidal topical approach directly targeting the peripheral itch pathway in the plaque and neurogenic inflammation could strike a better balance between efficacy and safety in treating this difficult condition.”

Chronic itch affects roughly 80 percent, or 6.3 million1, of the 7.9 million patients suffering from psoriasis in the United States2. It is an important – and often overlooked – symptom in patients with psoriasis. One study found that 50 percent of patients said they had difficulty sleeping due to itch, and 75 percent reported having to scratch until they bleed.3

“The itch that affects the majority of psoriasis patients can be as debilitating and harmful to their quality of life as the plaques themselves, yet there are no FDA-approved, targeted, topical medications available for chronic use that are addressing the bothersome itch that could extend beyond the plaque,” said Gil Yosipovitch, MD, FAAD, professor of dermatology at the Miller School of Medicine at the University of Miami and director of the Miami Itch Center. “Reducing the severity of itch is considered one of the most important treatment goals for patients, and physicians are increasingly focused on how to best address this debilitating symptom.”

[1]	Global Data (2016). PharmaPoint: Psoriasis – Global Drug Forecast.
[2]	Mentor A, Gottlieb A, Feldman SR, et al. Guidelines of care for the management of psoriasis and psoriatic arthritis. J Am Acad Dermatol. 2008;58(5):826-850.
[3]	Prignano F, Ricceri F, Pescitelli L, Lotti T. Itch in psoriasis: epidemiology, clinical aspects and treatment options. Clin Cosmet Investig Dermatol. 2009; 2:9-13.

About SNA-120 (pegcantratinib)

SNA-120 is a new chemical entity (NCE) that was developed using Sienna’s proprietary Topical by Design™ technology, which optimizes small molecules for topical administration. SNA-120 is a first-in-class topical, nonsteroidal drug candidate, designed to selectively inhibit tropomyosin receptor kinase A (TrkA), the high affinity receptor for nerve growth factor (NGF), a known mediator of itch and neurogenic inflammation associated with psoriasis. As there are currently no FDA-approved topical therapies for chronic use in itch, SNA-120 represents a new topical approach to this condition. SNA-120 is being evaluated in a Phase 2b clinical study, with topline data expected in the first quarter of 2019.

About Topical by Design™ Platform

Topical by Design™ is an innovative platform, designed to enable the topical application of potent active pharmaceuticals against known biologic targets while minimizing exposure to the systemic circulation, thereby addressing the tolerability trade-offs that often make therapies unsuitable for use in larger segments of the population with less severe disease. Topical by Design™ applies a scientific design process to transform molecules into new chemical entities (NCEs) by stably linking a short polyethylene glycol (PEG) polymer to a pharmacologically active molecule. Applying this technology, we have created a pipeline of drug candidates with unique pharmacological profiles to manage a variety of chronic inflammatory and immunologic conditions. Applications for the Topical by Design™ platform are currently being explored with SNA-120 for use in pruritus associated with psoriasis, and SNA-125 for use in psoriasis and atopic dermatitis.

About Sienna Biopharmaceuticals

Sienna Biopharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on bringing innovations in biotechnology to the discovery, development and commercialization of first-in-class, targeted, topical products in medical dermatology and aesthetics. The Company’s objective is to develop a unique, diversified, multi-asset pipeline of topical therapies that enhance the health, appearance and quality of life of dermatology and aesthetics patients. Sienna is led by a management team with extensive experience in product development and commercialization at several leading dermatology, aesthetics and biotechnology companies.

For more information, visit the Company’s website at www.SiennaBio.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the potential for SNA-120 to treat pruritus associated with psoriasis and statements regarding Sienna’s expectations for the timing of data readouts from its clinical programs. Such forward-looking statements involve substantial risks and uncertainties that could cause Sienna’s clinical development programs, future results, performance, or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the pharmaceutical drug and medical device development processes, including the clinical development process, regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing pharmaceutical drug and medical device products, Sienna’s ability to successfully protect and defend its intellectual property, and other matters that could affect the sufficiency of existing cash to fund operations and the availability or commercial potential of Sienna’s drug candidates. Sienna undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Sienna’s most recent Annual Report on Form 10-K and any subsequent current and periodic reports filed with the Securities and Exchange Commission.

Contact:

Media

Caroline Van Hove

cvanhove@siennabio.com

818-575-6250

Crystal Muilenburg

cmuilenburg@siennabio.com

818-584-1035

Investors

Sean Andrews

sandrews@siennabio.com

818-629-2244

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Sienna Biopharmaceuticals, Inc.

30699 Russell Ranch Road, Suite 140, Westlake Village, CA 91362

Office 818-629-2256 | Fax 818-706-1214

www.SiennaBio.com

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